Exhibit 99.15.3

TABLE OF CONTENTS

Page
Consolidated Financial Statements of SatCon Technology Corporation
Reports of Independent Public Accountants	44
Consolidated Financial Statements:
Consolidated Balance Sheets as of September 30, 2002 and 2001	47
Consolidated Statements of Operations for the Years Ended September 30, 2002, 2001 and 2000	48
Consolidated Statements of Changes in Stockholders' Equity and Comprehensive Loss for the Years Ended September 30, 2002, 2001 and 2000	49
Consolidated Statements of Cash Flows for the Years Ended September 30, 2002, 2001 and 2000	51
Notes to Consolidated Financial Statements	52

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
SatCon Technology Corporation:

We have audited the accompanying consolidated balance sheet of SatCon Technology Corporation and its subsidiaries (the Company) (a Delaware corporation) as of September 30, 2002 and the related consolidated statements of operations, changes in stockholders' equity and comprehensive loss and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of SatCon Technology Corporation as of September 30, 2001 and for the two years then ended were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements in their report dated December 4, 2001.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SatCon Technology Corporation and its subsidiaries as of September 30, 2002 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company incurred a net loss of $20,760,598 during the year ended September 30, 2002, and, as of that date, the Company used $15,339,425 in its operating activities. The Company is operating under a forbearance agreement with its primary lender in which, unless other defaults occur, the primary lender would not exercise its rights as a creditor under the loan agreement until January 15, 2003. The Company needs an infusion of equity capital and, in addition, needs to achieve quarterly revenues at levels it has not achieved in the recent past in order to reach an estimated breakeven cash run rate. These factors, among others, as discussed in Note B to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regards to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed above, the consolidated financial statements of the Company as of September 30, 2001 and 2000, and for the years then ended were audited by other auditors who have ceased operations. As described in Note C, these consolidated financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS No. 142) which was adopted by the Company as of October 1, 2001. Our audit procedures with respect to the disclosures in Note C for fiscal 2001 and 2000 included (i) agreeing the previously reported net loss attributable to common stockholders before cumulative effect of changes in accounting principles ("net loss") to the previously issued consolidated financial statements and the adjustments to reported net loss representing amortization expense (including any related tax effects) recognized in those periods related to goodwill that are no longer being amortized to the Company's underlying records obtained from management, and (ii) testing the mathematical accuracy of the reconciliation of adjusted net loss to reported net loss, and the related loss per weighted average share amounts. In our opinion, the disclosures for fiscal 2001 and 2000 in Note C related to the transitional disclosures of SFAS No. 142 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the Company's consolidated financial statements for fiscal 2001 and 2000 other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the Company's fiscal 2001 and 2000 consolidated financial statements taken as a whole.

/s/ GRANT THORNTON LLP

Boston, Massachusetts
December 20, 2002

Provided below, pursuant to Rule 2-02(e) of Regulation S-X, is a copy of the accountants report issued by Arthur Andersen LLP, our former independent public accountants, in connection with the filing of our Annual Report of Form 10-K for the fiscal year ended September 30, 2001. This audit report has not been reissued by Arthur Andersen in connection with the filing of this Annual Report on Form 10-K for the fiscal year ended September 30, 2002. Note that the previously issued Arthur Andersen report includes references to certain fiscal years which are not required to be presented in the accompanying consolidated financial statements as of and for the year ended September 30, 2002. We are unable to obtain a reissued accountants report from Arthur Andersen, and we will be unable to obtain future accountants reports from Arthur Andersen, because Arthur Andersen has discontinued its auditing practice. This means that we will also be unable to obtain consents to incorporate any financial statements audited by Arthur Andersen into registration statements that we may file in the future or that we may have previously filed. Accordingly, investors will not be able to sue Arthur Andersen pursuant to Section 11(a)(4) of the Securities Act with respect to any such registration statements and, therefore, ultimate recovery on a successful claim may be limited. The ability of investors to recover from Arthur Andersen may also be limited as a result of Arthur Andersen's financial condition or other matters resulting from the various civil and criminal lawsuits against that firm.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
SatCon Technology Corporation:

We have audited the accompanying consolidated balance sheets of SatCon Technology Corporation and its subsidiaries (the Company) (a Delaware corporation) as of September 30, 2001 and 2000 and the related consolidated statements of operations, changes in stockholders' equity and comprehensive loss and cash flows for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SatCon Technology Corporation and its subsidiaries as of September 30, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2001 in conformity with auditing standards generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

Boston, Massachusetts
December 4, 2001

SATCON TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

	September 30, 2002	September 30, 2001
ASSETS
Current assets:
Cash and cash equivalents	$2,120,306	$11,051,465
Marketable securities		9,872,317
Accounts receivable, net of allowance of $898,322 and $775,706 at September 30, 2002 and 2001, respectively	7,227,006	8,561,619
Unbilled contract costs and fees	1,607,244	578,098
Inventory	10,246,022	11,413,616
Prepaid expenses and other current assets	988,040	988,981

Total current assets	22,188,618	42,466,096
Investment in Beacon Power Corporation	800,005	7,152,984
Warrants to purchase common stock	15,988	576,915
Property and equipment, net	9,239,363	7,778,904
Goodwill, net	6,234,653	6,234,653
Intangibles, net	3,729,483	4,347,601
Other long-term assets	152,015	219,306

Total assets	$42,360,125	$68,776,459

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$266,808	$331,824
Accounts payable	5,877,805	7,419,898
Accrued payroll and payroll related expenses	1,669,372	1,437,665
Other accrued expenses	1,772,180	2,271,502
Deferred revenue	638,769	1,381,040
Accrued restructuring costs	992,496

Total current liabilities	11,217,430	12,841,929
Long-term debt, net of current portion	772,679	1,039,487
Other long-term liabilities	444,406	149,274
Contingent obligation to common stock warrant holders		234,699
Commitments and contingencies (Note K)
Stockholders' equity:
Preferred stock; $0.01 par value, 1,000,000 shares authorized; no shares issued
Common stock; $0.01 par value, 50,000,000 shares authorized; 16,741,646 and 16,539,597 shares issued at September 30, 2002 and 2001, respectively	167,416	165,396
Additional paid-in capital	115,800,692	114,593,612
Accumulated deficit	(85,220,361)	(64,459,763)
Accumulated other comprehensive (loss) income	(822,137)	4,211,825

Total stockholders' equity	29,925,610	54,511,070

Total liabilities and stockholders' equity	$42,360,125	$68,776,459

The accompanying notes are an integral part of these consolidated financial statements.

SATCON TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended September 30,
	2002	2001	2000
Revenue:
Product revenue	$30,798,655	$30,779,861	$22,427,428
Funded research and development and other revenue	10,831,004	10,904,375	8,627,601

Total revenue	41,629,659	41,684,236	31,055,029

Operating costs and expenses:
Cost of product revenue	29,644,267	27,827,909	19,069,192
Research and development and other revenue expenses:
Funded research and development and other revenue expenses	7,176,806	7,445,625	6,847,439
Unfunded research and development expenses	5,850,405	6,228,901	3,453,326

Total research and development and other revenue expenses	13,027,211	13,674,526	10,300,765
Selling, general and administrative expenses	15,850,332	13,593,197	9,969,580
Write-off of public offering costs		1,420,627
Amortization of goodwill		638,864	609,855
Amortization of intangibles	588,661	723,501	607,635
Restructuring costs	1,500,000

Total operating costs and expenses	60,610,471	57,878,624	40,557,027

Operating loss	(18,980,812)	(16,194,388)	(9,501,998)
Net realized gain on sale of marketable securities	16,956
Net unrealized loss on warrants to purchase common stock	(518,676)	(1,480,190)
Write-down of investment in Beacon Power Corporation	(1,400,000)	-	-
Other (loss) income	(10,000)	-	9,891
Interest income	291,679	688,593	453,631
Interest expense	(159,745)	(104,994)	(3,176)

Net loss before equity loss from Beacon Power Corporation and cumulative effect of changes in accounting principles	(20,760,598)	(17,090,979)	(9,041,652)
Equity loss from Beacon Power Corporation	-	(5,065,034)	(899,493)

Net loss before cumulative effect of changes in accounting principles	(20,760,598)	(22,156,013)	(9,941,145)
Cumulative effect of changes in accounting principles	-	(167,612)	-

Net loss	(20,760,598)	(22,323,625)	(9,941,145)
Accretion of redeemable convertible preferred stock discount			(3,105,888)
Cumulative effect of change in accounting principle		(1,940,798)

Net loss attributable to common stockholders	$(20,760,598)	$(24,264,423)	$(13,047,033)

Net loss before cumulative effect of changes in accounting principles per weighted average share, basic and diluted	$(1.25)	$(1.51)	$(1.03)
Cumulative effect of changes in accounting principles per weighted average share, basic and diluted		(0.14)

Net loss attributable to common stockholders per weighted average share, basic and diluted	$(1.25)	$(1.65)	$(1.03)

Weighted average number of common shares, basic and diluted	16,596,814	14,665,683	12,629,822

The accompanying notes are an integral part of these consolidated financial statements.

SATCON TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS
For the Years Ended September 30, 2002, 2001 and 2000

									Accumulated Other Comprehensive Loss
	Common Shares	Common Stock	Additional Paid-in Capital		Common Shares Held in Escrow	Common Stock Held in Escrow	Amounts Receivable From Exercise of Stock Options	Accumulated Deficit	Unrealized Gain/ (Loss) on Marketable Securities	Unrealized Gain/ (Loss) on Beacon Power Corporation
Balance, September 30, 1999	9,617,009	$96,170	$37,074,161	42,860	$(428,600)	$(1,816,667)	$(30,254,195)
Net loss							(9,941,145)
Common stock issued in connection with Ling acquisition	770,000	7,700	7,748,656
Common stock issued in connection with MTI investment	1,030,000	10,300	6,964,926
MTI warrants received in connection with MTI investment			3,495,438
Valuation adjustment for MTI warrants
Common stock issued in connection with NGC asset acquisition	578,761	5,788	5,465,770
Conversion of redeemable convertible preferred stock into common stock	1,025,641	10,256	7,989,744
Exercise of common stock options	701,774	7,018	5,496,853
Exercise of common stock warrants	118,000	1,180	1,111,720
Payments on amounts receivable from exercise of stock options						1,816,667
Valuation adjustment for common stock held in escrow			257,160		(257,160)
Common stock released from escrow				(42,860)	685,760
Accretion of redeemable convertible preferred stock discount			(3,105,888)
Foreign currency translation adjustment

Comprehensive loss
Balance, September 30, 2000	13,841,185	$138,412	$72,498,540	-	-	-	$(40,195,340)	-
Net loss							(22,323,625)
Exercise of common stock options	88,484	885	676,192
Exercise of common stock warrants, net of issuance costs of $230,580	777,000	7,770	6,321,750
Termination of contingent put right granted to Class D preferred stockholders of Beacon Power Corporation			5,831,879
Net gain on investment in Beacon Power Corporation			10,779,224
Distribution of Beacon Power Corporation common stock			(2,963,240)
Cumulative effect of accounting change for Mechanical Technology Incorporated warrants
Reclassification of common stock warrants from equity to liability			(1,505,421)
Common stock issued in connection with settlement agreement	12,500	125	162,375
Retirement of treasury shares	(44,500)	(445)	(249,259)
Sale of common stock, net of offering costs of $671,679	1,464,928	14,649	17,075,924
Common stock issued in connection with Inverpower Controls Ltd. acquisition	400,000	4,000	3,913,600
Cumulative effect of accounting change to record beneficial conversion feature of redeemable preferred stock			1,940,798				(1,940,798)
Record charge for acceleration of stock option vesting schedule			111,250
Change in unrealized gain on marketable securities								26,367
Change in unrealized gain on Beacon Power Corporation common stock									4,364,035
Foreign currency translation adjustment

Comprehensive loss
Balance, September 30, 2001	16,539,597	$165,396	$114,593,612	-	-	-	$(64,459,763)	$26,367	$4,364,035
Net loss							(20,760,598)
Change in unrealized gain on marketable securities								(26,367)
Change in unrealized gain (loss) on Beacon Power Corporation common stock									(6,352,979)
Other than temporary write-down of investment in Beacon Power Corporation									1,400,000
Reclassification of common stock warrants from liability to equity			192,448
Stock-based compensation related to options to purchase common stock to consultants			49,741
Issuance of common stock to 401(k) Plan	202,049	2,020	421,071
Issuance of warrants to purchase common stock			510,820
Record charge for acceleration of stock option vesting schedule			33,000
Foreign currency translation adjustment		-	-	-	-	-	-	-	-

Comprehensive loss
Balance, September 30, 2002	16,741,646	$167,416	$115,800,692	-	-	-	$(85,220,361)	$-	$(588,944)

The accompanying notes are an integral part of these consolidated financial statements.

SATCON TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS
For the Years Ended September 30, 2002, 2001 and 2000 (continued)

Accumulated Other Comprehensive Loss
Valuation Adjustment for MTI warrants	Foreign Currency Translation Adjustment	Total Accumulated Other Comprehensive Loss	Treasury Shares	Treasury Stock	Total Stockholders' Equity	Comprehensive Loss
Balance, September 30, 1999	$-	$-	$-	44,500	$(249,704)	$4,421,165
Net loss	-	-	-	-	-	(9,941,145)	$(9,941,145)
Common stock issued in connection with Ling acquisition	-	-	-	-	-	7,756,356	-
Common stock issued in connection with MTI investment	-	-	-	-	-	6,975,226	-
MTI warrants received in connection with MTI investment	-	-	-	-	-	3,495,438	-
Valuation adjustment for MTI warrants	(1,021,725)	-	(1,021,725)	-	-	(1,021,725)	(1,021,725)
Common stock issued in connection with NGC asset acquisition	-	-	-	-	-	5,471,558	-
Conversion of redeemable convertible preferred stock into common stock	-	-	-	-	-	8,000,000	-
Exercise of common stock options	-	-	-	-	-	5,503,871	-
Exercise of common stock warrants	-	-	-	-	-	1,112,900	-
Payments on amounts receivable from exercise of stock options	-	-	-	-	-	1,816,667	-
Valuation adjustment for common stock held in escrow	-	-	-	-	-	-	-
Common stock released from escrow	-	-	-	-	-	685,760	-
Accretion of redeemable convertible preferred stock discount	-	-	-	-	-	(3,105,888)	-
Foreign currency translation adjustment	-	(51,778)	(51,778)	-	-	(51,778)	(51,778)

Comprehensive loss	$(11,014,648)

Balance, September 30, 2000	$(1,021,725)	$(51,778)	$(1,073,503)	44,500	$(249,704)	$31,118,405
Net loss	-	-	-	-	-	(22,323,625)	$(22,323,625)
Exercise of common stock options	-	-	-	-	-	677,077	-
Exercise of common stock warrants, net of issuance costs of $230,580	-	-	-	-	-	6,329,520	-
Termination of contingent put right granted to Class D preferred stockholders of Beacon Power Corporation	-	-	-	-	-	5,831,879	-
Net gain on investment in Beacon Power Corporation	-	-	-	-	-	10,779,224	-
Distribution of Beacon Power Corporation common stock	-	-	-	-	-	(2,963,240)	-
Cumulative effect of accounting change for Mechanical Technology Incorporated warrants	1,021,725	-	1,021,725	-	-	1,021,725	-
Reclassification of common stock warrants from equity to liability	-	-	-	-	-	(1,505,421)	-
Common stock issued in connection with settlement agreement	-	-	-	-	-	162,500	-
Retirement of treasury shares	-	-	-	(44,500)	249,704	-	-
Sale of common stock, net of offering costs of $671,679	-	-	-	-	-	17,090,573	-
Common stock issued in connection with Inverpower Controls Ltd. acquisition	-	-	-	-	-	3,917,600	-
Cumulative effect of accounting change to record beneficial conversion feature of redeemable preferred stock	-	-	-	-	-	-	-
Record charge for acceleration of stock option vesting schedule	-	-	-	-	-	111,250	-
Change in unrealized gain on marketable securities	-	-	26,367	-	-	26,367	26,367
Change in unrealized gain on Beacon Power Corporation common stock	-	-	4,364,035	-	-	4,364,035	4,364,035
Foreign currency translation adjustment	-	(126,799)	(126,799)	-	-	(126,799)	(126,799)

Comprehensive loss	$(18,060,022)

Balance, September 30, 2001	-	$(178,577)	$4,211,825	-	-	$54,511,070
Net loss	-	-	-	-	-	(20,760,598)	$(20,760,598)
Change in unrealized gain on marketable securities	-	-	(26,367)	-	-	(26,367)	(26,367)
Change in unrealized gain (loss) on Beacon Power Corporation common stock	-	-	(6,352,979)	-	-	(6,352,979)	(6,352,979)
Other than temporary write-down of investment in Beacon Power Corporation	-	-	1,400,000	-	-	1,400,000	1,400,000
Reclassification of common stock warrants from liability to equity	-	-	-	-	-	192,448	-
Stock-based compensation related to options to purchase common stock to consultants	-	-	-	-	-	49,741	-
Issuance of common stock to 401(k) Plan	-	-	-	-	-	423,091	-
Issuance of warrants to purchase common stock	-	-	-	-	-	510,820	-
Record charge for acceleration of stock option vesting schedule	-	-	-	-	-	33,000	-
Foreign currency translation adjustment	-	(54,616)	(54,616)	-	-	(54,616)	(54,616)

Comprehensive loss	$(25,794,560)

Balance, September 30, 2002	$-	$(233,193)	$(822,137)	-	-	$29,925,610

The accompanying notes are an integral part of these consolidated financial statements.

SATCON TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended September 30,
2002	2001	2000
Cash flows from operating activities:
Net loss	$(20,760,598)	$(22,323,625)	$(9,941,145)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,270,704	2,514,102	2,038,391
Allowance for uncollectible accounts	287,630	540,975	265,744
Allowance for excess and obsolete inventory	2,598,190	1,153,564	658,774
Loss from Beacon Power Corporation	-	5,065,034	899,493
Net realized gain on sale of marketable securities	(16,956)	-	-
Net unrealized loss on warrants to purchase common stock	560,927	1,480,190	-
Net unrealized loss on contingent obligation to common stock warrant holders	(42,251)	-	-
Write-off of impaired assets	41,194	243,504	-
Write-down of investment in Beacon Power Corporation	1,400,000	-	-
Compensation expense related to release of stock from escrow, issuance of stock options and warrants to non-employees and issuance of common stock to 401(k) Plan	538,893	150,000	385,760
Common stock issued in connection with settlement agreement	-	162,500	-
Compensation expense related to acceleration of stock option vesting schedule	33,000	111,250	-
Cumulative effect of changes in accounting principles	-	167,612	-
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	1,046,983	(1,307,675)	(3,025,520)
Unbilled contract costs and fees	(1,029,146)	290,024	637,372
Prepaid expenses and other assets	445,700	(599,238)	144,687
Inventory	(1,099,888)	(3,216,367)	(628,472)
Other long-term assets	67,291	1,082,145	8,072
Accounts payable	(1,542,093)	3,864,325	869,225
Accrued expenses and payroll	308,134	583,606	641,266
Other current liabilities	(447,139)	(946,507)	1,566,051

Total adjustments	5,421,173	11,339,044	4,460,843

Net cash used in operating activities	(15,339,425)	(10,984,581)	(5,480,302)

Cash flows from investing activities:
Purchases of marketable securities	-	(9,845,950)	-
Sales of marketable securities	9,889,273	-	-
Patent and intangible expenditures	-	-	(78,962)
Purchases of property and equipment	(3,068,200)	(2,205,917)	(2,463,777)
Acquisitions, net of cash acquired	-	210,427	(24,054)
Investment in Beacon Power Corporation	-	-	(333,333)

Net cash provided by (used in) investing activities	6,821,073	(11,841,440)	(2,900,126)

Cash flows from financing activities:
Proceeds from long-term debt	-	1,459,750	-
Repayment of long-term debt	(331,824)	(446,453)	(16,226)
Net proceeds from issuance of common stock	-	17,090,573	6,975,226
Proceeds from exercise of stock options and payment of amounts receivable from exercise of stock options	-	677,077	7,320,538
Proceeds from exercise of warrants	-	6,329,520	1,112,900
Deferred equity financing costs	-	-	(678,980)

Net cash (used in) provided by financing activities	(331,824)	25,110,467	14,713,458

Effect of foreign currency exchange rates on cash and cash equivalents	(80,983)	(47,305)	(51,778)

Net (decrease) increase in cash and cash equivalents	(8,931,159)	2,237,141	6,281,252
Cash and cash equivalents at beginning of year	11,051,465	8,814,324	2,533,072

Cash and cash equivalents at end of year	$2,120,306	$11,051,465	$8,814,324

The accompanying notes are an integral part of these consolidated financial statements.

SATCON TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. ORGANIZATION AND BASIS OF PRESENTATION

Organization

SatCon Technology Corporation (the "Company" or "SatCon") was organized as a Massachusetts corporation in February 1985 and reincorporated in Delaware in 1992. SatCon is developing enabling technologies for the emerging critical power marketplace where power quality and uninterruptible power are important. SatCon designs, develops and manufactures high-efficiency high power electronics and a variety of standard and custom high-performance machines for specific applications. SatCon's critical power products convert, store and manage electricity for businesses and consumers, the U.S Government and military that require high-quality, uninterruptible power. SatCon is utilizing its engineering and manufacturing expertise to develop products that it believes will be integral components of distributed power generation and power quality systems. SatCon's specialty motors are typically designed and manufactured for unique customer requirements such as high power-to-size requirements or high efficiency.

SatCon has expanded its business and capabilities through the following acquisitions:

K&D Magmotor Corp.-a manufacturer of custom electric motors, acquired in January 1997.
Film Microelectronics, Inc. ("FMI")-a manufacturer of hybrid microelectronics, acquired in April 1997.
Inductive Components, Inc.-a value-added supplier of customized electric motors, acquired in January 1999.

Lighthouse Software, Inc.-a supplier of control software for machine tools, acquired in January 1999.

HyComp, Inc.-a manufacturer of electronic multi-chip modules, acquired in April 1999.

Ling Electronics, Inc.-a manufacturer of test equipment, power converters, amplifiers and converters, acquired in October 1999.

Inverpower Controls Ltd.-a manufacturer of power electronics modules and advanced high-speed digital controls, acquired in July 2001.

All of these acquisitions were accounted for using the purchase method of accounting. In addition, in November 1999, the Company acquired intellectual property, tooling and other assets from Northrop Grumman Corporation and in September 2002, the Company acquired certain intellectual property, equipment and other assets from Sipex Corporation. See Note R.

Basis of Consolidation

The consolidated financial statements include the accounts of SatCon and its majority-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

B. REALIZATION OF ASSETS AND LIQUIDITY

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. However, the Company has sustained substantial losses from operations in recent years. In addition, the Company has used, rather than provided, cash in its operations.

The Company needs an infusion of equity capital to sustain its operations. The Company anticipates that its existing cash and cash resources will enable it to fund its operations through only approximately January 15, 2003. As more fully discussed below, if Silicon Valley Bank, the Company's senior lender, decides to discontinue lending, which it has the right to do, or the Company is unable to raise additional equity by January 15, 2003, it will be forced to furlough or permanently lay off a significant portion of its work force which will have a material adverse impact. Under these circumstances, the Company may not be able to continue its operations. Further, without additional cash resources, the Company may not be able to keep all or significant portions of its operations going for a sufficient period of time to enable it to sell all or portions of its assets or operations at other than distressed sale prices.

The Company has incurred significant costs to develop its technologies and products. These costs have exceeded total revenue. As a result, the Company has incurred losses in each of the past five years. As of September 30, 2002, it had accumulated deficit of $85.2 million. During the fiscal year ended September 30, 2002, the Company incurred a loss of $20.8 million and a reduction in is cash from $20.9 million to $2.1 million.

However, even with a reduced cost structure, the Company needs to achieve levels of quarterly revenue, which it has failed to achieve in the past, in order to reach an estimated breakeven cash run rate. Assuming the Company can execute its current operating plan, it does not expect to achieve a breakeven cash run rate until the fourth quarter of fiscal year 2003 at the earliest. As a result, because the Company had only $2.1 million in cash at the end of fiscal 2002, it will need significant borrowing capacity and additional capital, in the aggregate, in order to fund its current business plan for the next 12 months. It may also need additional future funds in order to fund unanticipated operating losses, to grow, to develop new or existing products and services and to respond to competitive pressures.

During December 2002, the Company became in default, as defined, of its Loan and Security Agreement, dated September 13, 2002 (the "Loan Agreement"). As of September 30, 2002, no amount was payable under the Loan Agreement. As of December 19, 2002, $885,527 was outstanding. On December 19, 2002, the Company entered into a Forbearance Agreement under which the Loan Agreement was extended until January 15, 2003, subject to certain terms and conditions, as defined.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheet is dependent upon the continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements, on a continuing basis, including raising permanent equity, to maintain present financing, and to succeed in its future operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Management of the Company intends to take the following steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue its existence:

Close and fund an equity transaction with an institutional investor for $3 to $5 million the week of January 6, 2003 which will be subject to Company shareholder approval. In the event that the Company does not obtain the approval of its shareholders it would be required to redeem all or a portion of the investment in cash;
Work with Silicon Valley Bank (the "Bank") to amend its existing Loan Agreement before January 15, 2003; and

Hire an outside financial advisor in early January 2003 to assist in identifying non-core assets and monetizing them as soon as practical to provide additional liquidity.

However, there can be no assurance that the Company will be successful in consummating the equity transaction with the institutional investor on schedule and the amount planned and amending its Loan Agreement with the Bank on schedule with acceptable terms. If both of these transactions are not completed with terms and the timetable envisioned, the Company will likely be forced to furlough or permanently lay off a significant portion of its workforce which will have a material adverse effect on its financial position and results of operations. Further, without additional cash resources, the Company, may not be able to keep all or significant portions of its operations going for a sufficient period of time to enable it to sell all or a portion of its assets or operations at other than distressed sale prices.

C. SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Company recognizes revenue from product sales in accordance with Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition. Product revenue is recognized when there is persuasive evidence of an arrangement, the fee is fixed or determinable, delivery of the product to the customer has occurred and the Company has determined that collection of the fee is probable. Title to the product generally passes upon shipment of the product, as the products are shipped FOB shipping point except for certain foreign shipments. If the product requires installation to be performed by the Company, all revenue related to the product is deferred and recognized upon the completion of the installation. If the product requires specific customer acceptance, revenue is deferred until customer acceptance occurs or the acceptance provisions lapse unless the Company can objectively and reliably demonstrate that the criteria specified in the acceptance provisions are satisfied. The Company provides for a warranty reserve at the time the product revenue is recognized.

The Company performs funded research and development and product development for commercial companies and government agencies under both cost reimbursement and fixed-price contracts. Product development revenue is included in product revenue. Cost reimbursement contracts provide for the reimbursement of allowable costs and, in some situations, the payment of a fee. These contracts may contain incentive clauses providing for increases or decreases in the fees depending on how costs compare with a budget. On fixed-price contracts, revenue is generally recognized on the percentage of completion method based upon the proportion of costs incurred to the total estimated costs for the contract. Revenue from reimbursement contracts is recognized as the services are performed. In each type of contract, the Company receives periodic progress payments or payments upon reaching interim milestones. All payments to the Company for work performed on contracts with agencies of the U.S. government are subject to audit and adjustment by the Defense Contract Audit Agency. Adjustments are recognized in the period made. When the current estimates of total contract revenue for commercial product development contracts indicate a loss, a provision for the entire loss on the contract is recorded. Any losses incurred in performing funded research and development projects are recognized as research and development expense as incurred. As of September 30, 2002 and 2001, the Company has accrued $150,000 and $75,000, respectively, for anticipated contract losses on commercial contracts. For the fiscal years ended September 30, 2002, 2001 and 2000, revenue from commercial contracts, which represents other revenue, is included in funded research and development and other revenue and amounted to $203,254, $662,614 and $763,023, respectively.

Cost of product revenue includes cost of product revenue including material, labor and overhead. Costs incurred in connection with funded research and development and other revenue arrangements are included in research and development and other revenue expenses. For the fiscal years ended September 30, 2002, 2001 and 2000, costs and expenses from commercial contracts, which represents other revenue expenses, are included in funded research and development and other revenue expenses and amounted to $182,406, $484,982 and $397,527, respectively.

Deferred revenue consists of payments received from customers in advance of services performed, product shipped or installation completed.

Cash and Cash Equivalents

Cash and cash equivalents include demand deposits and highly liquid investments with maturities of three months or less when acquired. Cash equivalents are stated at cost, which approximates market value.

Marketable Securities

The Company accounts for marketable securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. In accordance with SFAS No. 115, investments are classified as held to maturity, available for sale or trading.

Management determines the appropriate classification of its investments in marketable securities at the time of purchase and re-evaluates such determination at each balance sheet date. Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale.

Securities available for sale are carried at fair value, based on quoted market prices, with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity except for unrealized losses determined to be permanent in nature. Such unrealized losses are included in the determination of net income in the period in which management determines the decline to be permanent. The Company is not actively involved in the purchase and sale of investments classified as trading. At September 30, 2002, the Company had no investments that qualified as trading or held to maturity.

The amortized cost of debt securities classified as available for sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and interest are included in interest income. Realized gains and losses are included in other income or loss. The cost of securities sold is based on the specific identification method.

Inventory

Inventories are stated at the lower of cost or market and costs are determined based on the first-in, first-out method of accounting and include material, labor and manufacturing overhead costs.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization is computed using the straight-line method over the asset's estimated useful life. The estimated useful lives of property and equipment are as follows:

Estimated Lives
Computer equipment and software	3-5 years
Electronic laboratory and shop equipment	5 years
Mechanical laboratory and shop equipment	10 years
Sales and demonstration equipment	3-10 years
Furniture and fixtures	7-10 years
Leasehold improvements	Lesser of the life of the lease or the useful life of the improvement

When assets are retired or otherwise disposed of, the cost and related depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in other income.

Long-lived Assets

Effective October 1, 2001, the Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. This statement affects the Company's treatment of goodwill and other intangible assets. The statements require that goodwill existing at the date of adoption be reviewed for possible impairment and that impairment tests be periodically repeated, with impaired assets written down to fair value. Additionally, existing goodwill and intangible assets must be assessed and classified within the statement's criteria. Intangible assets with finite useful lives will continue to be amortized over those periods. Amortization of goodwill and intangible assets with indeterminable lives will cease.

The Company completed the first step of the transitional goodwill impairment test during the three months ended March 30, 2002 based on the amount of goodwill as of the beginning of fiscal year 2002, as required by SFAS No. 142. The Company determined the fair value of each of the reporting units based on a discounted cash flow income approach. The income approach indicates the fair value of a business enterprise based on the discounted value of the cash flows that the business can be expected to generate in the future. This analysis is based upon projections prepared by the Company and data from sources of publicly available information available at the time of preparation. These projections were based on a strategic plans conducted by each business unit using financial projections for a 3 to 5 year time horizon and represented managements best estimate of future results. In making these projections, the Company considered the markets it was addressing, the competitive environment and its advantages. There will usually be differences between estimated and actual results as events and circumstances frequently do not occur as expected, and those differences may be material. In addition, the Company performed a macro assessment of the overall likelihood that it would achieve the projected cash flows and performed sensitivity analysis using historical data as the basis for projected cash flows. Based on the results of the first step of the transitional goodwill impairment test, the Company determined that the fair value of each of the reporting units exceeded their carrying amounts and, therefore, no goodwill impairment existed as of October 1, 2001. As a result, the second step of the transitional goodwill impairment test was not required to be completed. The Company performed a goodwill impairment test as of the beginning of its fiscal fourth quarter 2002, as required by SFAS No. 142 on an annual basis. The Company again determined the fair value of each of the reporting units based on a discounted cash flow income approach consistent with the initial test. Based on the results of the first step of the annual goodwill impairment test, the Company determined that the fair value of each of the reporting units exceeded their carrying amounts and, therefore, no goodwill impairment existed as of the beginning of its fiscal fourth quarter 2002. As a result, the second step of the annual goodwill impairment test was not required to be completed. The Company will continue to perform a goodwill impairment test on an annual basis and on an interim basis, if certain conditions exist.

The Company did not record expense related to the amortization of goodwill during the fiscal year ended September 30, 2002. The Company recorded expense related to the amortization of goodwill of $638,864 during the fiscal year ended September 30, 2001. The Company has determined that all of its intangible assets have finite lives and, therefore, the Company has continued to amortize its intangible assets. The Company recorded expense related to the amortization of its intangible assets of $618,118 and $674,732 during the fiscal year ended September 30, 2002 and 2001, respectively.

Goodwill by reporting segment consists of the following:

	September 30,
Reporting Unit
	2002	2001
Applied Technology	$123,714	$123,714
Power Systems	5,530,291	5,530,291
Electronics	580,648	580,648

	$6,234,653	$6,234,653

Intangible assets consist of the following:

			As of September 30, 2002			As of September 30, 2001
Reporting Unit	Description	Estimated Useful Life	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
Applied Technology	Patents	15-20	$755,748	$114,270	$755,748	$91,795
Applied Technology	Completed Technology	10	3,142,882	903,578	3,142,882	589,290
Applied Technology	Favorable Lease	5	36,999	21,275	36,999	13,875
Applied Technology	Transition Service Agreement	3	101,542	97,311	101,542	63,464
Power Systems	Customer List	5	125,000	93,750	125,000	68,750
Power Systems	Drawings and Documentation	5	194,250	156,250	194,250	123,813
Power Systems	Completed Technology	5	260,000	68,213	260,000	10,542
Electronics	Customer List	10	250,000	136,458	250,000	111,458
Electronics	Drawings and Documentation	10	300,000	163,750	300,000	133,750
Electronics	Design and Manufacturing Cert.	10	700,000	382,083	700,000	312,083

			$5,866,421	$2,136,938	$5,866,421	$1,518,820

The estimated remaining amortization expense for each of the five succeeding fiscal years:

Year Ended September 30,
2003	$665,919
2004	$604,938
2005	$592,212
2006	$575,075
2007	$481,997

The following table reconciles the Company's net loss and per weighted average share amounts before the cumulative effect of changes in accounting to net loss and per weighted average share amounts adjusted for the amortization of goodwill.

	For the Years Ended September 30,
	2002	2001	2000
Net loss attributable to common stockholders before cumulative effect of changes in accounting principles	$(20,760,598)	$(22,156,013)	$(13,047,033)
Amortization of goodwill	-	638,864	609,855

Adjusted net loss attributable to common stockholders before cumulative effect of changes in accounting principles	$(20,760,598)	$(21,517,149)	$(12,437,178)

Net loss before cumulative effect of changes in accounting principles per weighted average share, basic and diluted	$(1.25)	$(1.51)	$(1.03)
Amortization of goodwill	-	0.04	0.05

Adjusted net loss before cumulative effect of changes in accounting principles	$(1.25)	$(1.47)	$(0.98)

Foreign Currency Translation

The functional currency of the Company's foreign subsidiary is the local currency. Assets and liabilities of foreign subsidiaries are translated at the rates in effect at the balance sheet date, while stockholders' equity (deficit) is translated at historical rates. Statements of operations and cash flow amounts are translated at the average rate for the period. Translation adjustments are included as a component of accumulated other comprehensive loss. Foreign currency gains and losses arising from transactions are reflected in the loss from operations and were not significant during the fiscal years ended September 30, 2002, 2001 and 2000.

Treasury Stock

The Company was authorized to repurchase up to 5% of the Company's outstanding shares of common stock through July 2000. Under the repurchase program, the Company purchased 44,500 shares of the Company's outstanding common stock at a cost of $249,704. During the fiscal year ended September 30, 2001, the Company retired the 44,500 shares purchased under the repurchase program.

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period reported. Actual results could differ from these estimates.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which is the asset and liability method for accounting and reporting for income taxes. Under SFAS No. 109, deferred tax assets and deferred tax liabilities are recognized based on temporary differences between the financial reporting and income tax basis of assets and liabilities using statutory rates. In addition, SFAS No. 109 requires a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Stock-based Compensation

SFAS No. 123, Accounting for Stock-Based Compensation, requires the measurement of the fair value of stock options or warrants granted to employees to be included in the statement of operations or, alternatively, disclosed in the notes to consolidated financial statements. The Company accounts for stock-based compensation of employees under the intrinsic value method of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and has elected the disclosure-only alternative under SFAS No. 123. The Company records the fair value as determined using the Black-Scholes option-pricing model of stock options and warrants granted to non-employees in exchange for services in accordance with Emerging Issues Task Force (EITF) No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, and is amortized ratably over the period the service is performed in the consolidated statement of operations.

Net Loss per Basic and Diluted Common Share

The Company reports net loss per basic and diluted common share in accordance with SFAS No. 128, Earnings Per Share, which establishes standards for computing and presenting earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

Concentration of Credit Risk

Financial instruments that subject the Company to concentrations of credit risk principally consist of cash equivalents, marketable securities, trade accounts receivable, unbilled contract costs and amounts receivable from exercise of stock options.

The Company's trade accounts receivable and unbilled contract costs and fees are primarily from sales to U.S. government agencies and commercial customers. The Company does not require collateral and has not historically experienced significant credit losses related to receivables or unbilled contract costs and fees from individual customers or groups of customers in any particular industry or geographic area.

The Company deposits its cash and invests in short-term investments primarily through a regional commercial bank and an investment company. Credit exposure to any one entity is limited by Company policy.

Research and Development Costs

The Company expenses research and development costs as incurred. Research and development and other revenue expenses include costs incurred in connection with both funded research and development and other revenue arrangements and unfunded research and development activities.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net loss, change in unrealized gains and losses on marketable securities, change in unrealized gains and losses on investment in Beacon Power and foreign currency translation adjustments.

Fair Value of Financial Instruments

The Company's financial instruments consist of cash and cash equivalents, marketable securities, accounts receivable, unbilled contract costs and fees, warrants to purchase shares of common stock, accounts payable, debt instruments and contingent obligation to the common stock warrant holders. The estimated fair values of these financial instruments approximate their carrying values at September 30, 2002 and 2001. The estimated fair values have been determined through information obtained from market sources and management estimates.

Accounting for Derivative Instruments

On October 1, 2000, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes a new model for accounting for derivatives and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair value. Upon adoption of SFAS No. 133, the Company recorded an unrealized loss on its investment in derivatives, consisting of warrants to purchase Mechanical Technology Incorporated common stock in its results of operations as a cumulative effect of a change in accounting principle of $1,021,725 to reflect the impact of adopting this accounting standard on October 1, 2000.

In September 2000, the Emerging Issues Task Force issued EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, which requires freestanding contracts that are settled in a company's own stock, including common stock warrants, to be designated as an equity instrument, asset or a liability. Under the provisions of EITF 00-19, a contract designated as an asset or a liability must be carried at fair value, with any changes in fair value recorded in the results of operations. A contract designated as an equity instrument must be included within equity, and no fair value adjustments are required. In accordance with EITF 00-19, the Company has determined that outstanding warrants as of September 30, 2001 to purchase 100,000 shares of the Company's Common Stock issued to Mechanical Technology Incorporated should be designated as a liability and warrants to purchase 605,050 shares of the Company's Common Stock are designated as an equity instrument. Effective June 30, 2001, all warrants designated as a liability must be recorded as a liability and therefore, the Company reclassified the warrants designated as a liability from equity to liabilities, which had a fair value on the issuance date of $1,505,421, using the Black-Scholes option-pricing model. At September 30, 2001, the outstanding warrants designated as a liability, as a result of the warrant holders having rights that rank higher than those of common stockholders, have been recorded at a fair value of $234,699 through a reduction of $1,270,722 in the fair value included in the results of operations of which $854,113 is included in cumulative effect of changes in accounting principles and $416,609 is included in net unrealized loss on warrants to purchase common stock. Effective December 28, 2001, the Company amended these warrants, removing the provisions providing the warrant holders with rights that rank higher than those of common stockholders. As a result of the amendment, these warrants meet the criteria of equity instruments in accordance with EITF 00-19 and, therefore, the Company reclassified the value of these warrants to equity from liabilities.

To summarize, during the fiscal year ended September 30, 2001, the Company recorded a charge of $1,021,725 for the adoption of SFAS No. 133 offset by $854,113 for the adoption of EITF No. 00-19, for a net charge to cumulative effect of changes in accounting principles of $167,612.

Accounting for Beneficial Conversion Feature

In November 2000, the Emerging Issues Task Force issued EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, which provides guidance on the calculation of a beneficial conversion feature on a convertible instrument as it relates to measuring the intrinsic value using the effective conversion price based on the proceeds allocated to convertible instruments. Based upon this guidance, the Company has determined that the redeemable preferred stock issued in August 1999 and converted into the Company's Common Stock in March 2000 had a beneficial conversion feature of $1,940,798. Under the guidance of EITF 00-27, the Company was required to record the beneficial conversion feature of $1,940,798 as a cumulative effect of a change in accounting principle upon adoption during the fiscal year ended September 30, 2001.

Reclassifications

Certain prior-year balances have been reclassified to conform to current-year presentations.

Recent Accounting Pronouncements

In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets,which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB No. 30. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The Company is currently reviewing this statement to determine its effect on the Company's consolidated financial statements.

In April, 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that statement, SFAS No. 44, Accounting for Intangible Assets of Motor Carriers, and SFAS No. 64, Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements. This statement amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions. This statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions and is effective for fiscal years beginning after May 15, 2002. The Company is currently reviewing this statement to determine its effect on its consolidated financial statements.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). This statement is effective for exit and disposal activities initiated after December 31, 2002. The Company is currently reviewing this statement to determine its effect on its consolidated financial statements.

In November 2001, the EITF issued Topic No. D-103 (Topic D-103) relating to the accounting for reimbursements received for out-of-pocket expenses. In accordance with Topic D-103, reimbursements received for out-of-pocket expenses incurred should be characterized as revenue in the statement of operations. The Company's arrangements have historically included reimbursement for expenses as part of the overall fee charged. As a result, the Company has historically accounted for these reimbursements as revenue and recorded the associated costs as either cost of product revenue or funded research and development and other revenue expenses. As a result, the Company's adoption of Topic D-103 had no impact on the Company's financial position, results of operations and cash flows.

D. MARKETABLE SECURITIES

At September 30, 2001, marketable securities have been categorized as available for sale, and as a result, are stated at fair value.

As of September 30, 2001, marketable securities consisted of the following:

Security Category	Contracted Maturities	Amortized Cost Basis	Aggregate Fair Value	Gross Unrealized Gains	Gross Unrealized (Losses)
Corporate Debt Securities	May 2004 through October 2004	$9,845,950	$9,872,317	$26,367	-

Total		$9,845,950	$9,872,317	$26,367	-

The change in net unrealized gains during the fiscal year ended September 30, 2001 was $26,367 and is included in the balance sheet in a separate component of stockholders' equity, net of tax effect. Proceeds from sales of marketable securities during fiscal year 2002, 2001 and 2000 were $9,889,273, $0 and $0, respectively. Gross realized gains from sale of securities classified as available for sale during fiscal year 2002, 2001 and 2000 were $16,956, $0 and $0, respectively.

E. UNBILLED CONTRACT COSTS AND FEES

Unbilled contract costs and fees represent revenue recognized in excess of amounts billed due to contractual provisions or deferred costs that have not yet been recognized as revenue or billed to the customer. These amounts included retained fee and unliquidated costs totaling $66,699 and $173,685 at September 30, 2002 and 2001, respectively.

F. INVENTORY

Inventory includes material, labor and overhead and consisted of the following:

	September 30,
	2002	2001
Raw material	$6,251,301	$6,146,102
Work-in-process	3,216,982	3,297,713
Finished goods	777,739	1,969,801

	$10,246,022	$11,413,616

The provision for excess and obsolete inventory for the fiscal years ended September 30, 2002, 2001 and 2000 was $2,598,190, $1,153,564 and $658,774, respectively. The fourth quarter of the fiscal year ended September 30, 2002 includes a provision of $1,290,190 for excess and obsolete inventory as compared to $153,165 during the fourth quarter of the fiscal year ended September 30, 2001. The fourth quarter of 2002 provision includes approximately $800,000 for inventory related to residential fuel cell and battery UPS products. Based on the Company's strategic business plan to focus its efforts on its rotary UPS systems, the Company deemed it appropriate during the fourth quarter to establish these reserves.

G. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	September 30,
	2002	2001
Machinery and equipment	$10,130,300	$9,506,275
Furniture and fixtures	517,092	475,457
Computer software	1,281,420	1,094,840
Leasehold improvements	3,557,961	1,340,463

	15,486,773	12,417,035
Less: accumulated depreciation and amortization	(6,247,410)	(4,638,131)

	$9,239,363	$7,778,904

Depreciation and amortization expense relating to property and equipment for the fiscal years ended September 30, 2002, 2001 and 2000 was $1,652,500, $1,233,273 and $808,577, respectively.

As of September 30, 2002 and 2001, there was $1,810,503 of property under capital leases included in machinery and equipment, respectively. Of these capital leases, $1,459,750 relates to asset purchases made during the fiscal year ended September 30, 2000 for which the Company entered into a sale-leaseback transaction during the fiscal year ended September 30, 2001. As of September 30, 2002 and 2001, there was $29,910 of property under capital leases that were included in computer software.

As of September 30, 2002 and 2001, accumulated depreciation and amortization included $329,915 and $138,894, respectively, associated with these capital leases.

During the fiscal year ended September 30, 2001, the Company consolidated its Electronics manufacturing facilities, and as a result, had written-off the net book value of the leasehold improvements of the vacated premise of $32,767, which has been included in cost of product revenue.

H. INVESTMENT IN BEACON POWER CORPORATION

During the fiscal years ended September 30, 2000 and substantially all of the fiscal year ended September 30, 2001, the Company accounted for its investment in Beacon Power under the equity method of accounting. During the fiscal years ended September 30, 2001 and 2000, the Company recorded $5,065,034 and $899,493, respectively, of losses from Beacon Power, representing the Company's share of losses up to the extent of committed capital.

On November 17, 2000, Beacon Power listed its common stock on the NASDAQ National Market. In connection with the listing, the put right granted to the Class D preferred stockholders of Beacon Power was terminated and the contingent obligation to Class D preferred stockholders of Beacon Power was reclassified to additional paid-in capital.

On November 22, 2000, Beacon Power completed an initial public offering of its common stock and issued 8,000,000 shares of its common stock at $6.00 per share. Upon the closing of Beacon Power's initial public offering, each share of Beacon Power's class A, C, D, E and F preferred stock was converted into two shares of Beacon Power's common stock, or 29,359,530 shares of common stock, of which the Company received 9,691,440 shares of Beacon Power's common stock. In addition, upon the closing of Beacon Power's initial public offering, Beacon Power issued 873,794 shares of common stock in payment for consulting fees and accrued dividends on Beacon Power's class D and E preferred stock, of which the Company received 11,098 shares of Beacon Power's common stock. After these events, the Company owned approximately 25.0% of Beacon Power's outstanding voting stock. In accordance with SAB No. 51, the Company's investment in Beacon Power and additional paid-in capital was written up to reflect its beneficial interest in the book value of the stockholders' equity of Beacon Power at November 22, 2000, which was $14,988,382, less losses previously recorded in connection with the put right obligation in the amount of $5,831,879 for a net gain of $9,156,503. On December 19, 2000, Beacon Power issued an additional 1,200,000 shares of its common stock at $6.00 per share to cover over-allotments. Upon the issuance of the additional 1,200,000 shares, the Company owned approximately 24.2% of Beacon Power's outstanding voting stock. The Company's investment in Beacon Power and additional paid-in capital was written up in accordance with SAB No. 51 to reflect its beneficial interest in the increase in book value of the stockholders' equity of Beacon Power at December 19, 2000, which was $1,622,721. On December 20, 2000, Beacon Power issued 985,507 shares of its common stock in connection with the cashless exercise of warrants to purchase shares of Beacon Power's common stock. Upon the issuance of the additional 985,507 shares, the Company owned approximately 23.7% of Beacon Power's outstanding voting stock. On December 22, 2000, Beacon Power issued 997,369 shares of its common stock in connection with the cashless exercise of warrants to purchase shares of Beacon Power's common stock. Upon the issuance of the additional 997,369 shares, the Company owned approximately 23.1% of Beacon Power's outstanding voting stock.

After the write-up of its investment in Beacon Power, the Company continued to account for its investment in Beacon Power under the equity method of accounting and recorded its share of losses from Beacon Power on a one fiscal quarter trailing basis.

On September 28, 2001, the Company distributed 5,000,000 shares of Beacon Power common stock to its stockholders. Upon the distribution of the 5,000,000 shares, the Company recorded the distribution of the 5,000,000 shares as a reduction of additional paid-in-capital based on the book value per share prior to the distribution, or $0.59 per share. After the distribution, the Company owned approximately 11.0% of Beacon Power's outstanding voting stock. Additionally, the Company has determined that it does not have the ability to exercise significant influence over the operating and financial policies of Beacon Power and, therefore, now accounts for its investment in Beacon Power using the fair value method as set forth in SFAS No. 115, Accounting for Certain Debt and Equity Securities. The Company is no longer required to record its share of any losses from Beacon Power and the investment is carried at fair value and designated as available for sale and any unrealized holding gains or losses to be included in stockholders' equity as a component of accumulated other comprehensive income/(loss) so long as any unrealized losses are deemed temporary in nature. If the decline in fair value is judged to be other than temporary, the cost basis shall be written down to fair value as a new cost basis and the amount of the write-down shall be included in the statement of operations. The new cost basis shall not be changed for subsequent recoveries in fair value. Subsequent increases in the fair value shall be included in stockholders' equity as a component of accumulated other comprehensive income/(loss). Subsequent decreases in fair value, if not an other-than-temporary impairment, also shall be included in stockholders' equity as a component of accumulated other comprehensive income/(loss).

As of September 30, 2002, the quoted fair market value of Beacon Power's common stock held by the Company was $0.17 per share, or $800,005. The Company's historical cost basis in its investment in Beacon Power's common stock was approximately $0.59 per share, or $2,788,949, resulting in an unrealized loss of $1,988,944 as of September 30, 2002. The Company determined that of this $1,988,044, $1,400,000 represented an other than temporary decline based on the extent and length of time the stock has been below its cost basis as well as its assessment of the financial condition and near term prospects of Beacon Power. The Company recorded a charge of $1,400,000 in the statement of operations to realize this portion of the loss. This charge was measured based on the trading value of Beacon Power's common stock during the month of November and early December and was less than the gross unrealized loss due to subsequent recovery of Beacon Power's stock price, as well as the Company's ability and intent to hold the stock for a long enough period of time for it to recover to the new cost basis. After this write-down, the new cost basis of the Beacon Power common stock held by the Company is approximately $0.30 per share and the unrealized loss of the Beacon Power common stock held by the Company was $588,944 as of September 30, 2002.

The following summarizes the Company's investment in Beacon Power Corporation:

	As of September 30, 2002			As of September 30, 2001
	$	Per Share of Beacon Power Corporation Common Stock	$	Per Share of Beacon Power Corporation Common Stock
Carrying Value	$800,005	$0.17	$7,152,983	$1.52
Cost	$1,388,949	$0.30	$2,788,949	$0.59
Unrealized Gain/(Loss)	$(588,944)	$(0.13)	$4,364,034	$0.93
Realized Loss	$(1,400,000)	$(0.30)	$-	$-

Additionally, the Company has a warrant to purchase 173,704 shares of Beacon Power's common stock that has an exercise price of $1.25 per share and expires in 2005. The Company accounts for this warrant in accordance with SFAS No. 133 and, therefore, records the warrant at its fair value. As of September 30, 2002 and 2001, the warrant to purchase Beacon Power common stock had a fair value of $14,365 and $201,436, respectively, and is included in warrants to purchase common stock on the accompanying balance sheets.

Beacon Power accounted for $226,159, $242,460 and $470,996 of the Company's total revenue for the fiscal years ended September 30, 2002, 2001 and 2000, respectively. At September 30, 2002 and 2001, the Company had $0 and $172,598, respectively, of accounts receivable and unbilled contract costs and fees from Beacon Power.

I. LINE OF CREDIT

On September 13, 2002, the Company entered in a Loan and Security Agreement obtaining a $5 million revolving line of credit (the "Loan") with Silicon Valley Bank (the "Bank"). Interest on outstanding borrowings accrues at a rate equal the greater of (i) 6.75% per annum or (ii) at the Bank's prime rate of interest plus 2%. The Loan is secured by most of the assets of the Company and is formula based with a 75% draw against eligible accounts receivables, as defined. As of September 30, 2002, there were no amounts outstanding under the Loan. Based on eligible accounts receivables at September 30, 2002, the Company had $3 million available for borrowing. The terms of the Loan require the Company to raise $4 million of subordinated debt or equity by December 1, 2002. In addition, the Loan contains certain financial covenants. The Loan matures on September 12, 2003. See Note B.

J. LONG-TERM DEBT

Long-term debt consists of the following:

	September 30,
	2002	2001
Capital lease obligations	$1,039,487	$1,371,311
Less: Current portion	(266,808)	(331,824)

	$772,679	$1,039,487

At September 30, 2002, maturities of these obligations are as follows:

Fiscal Year	Principal	Interest	Total
2003	$266,808	$99,925	$366,733
2004	271,090	70,696	341,786
2005	190,412	46,044	236,456
2006	311,177	5,585	316,762
2007	-	-	-

	$1,039,487	$222,250	$1,261,737

On March 1, 1999, the Company reached a definitive settlement arrangement with Albert R. Snider (the "Settlement Agreement"), the holder of a note payable that commenced on April 16, 1997, regarding a suit filed against Mr. Snider for breach of certain representations made by him, including statements of inventory balances in the Asset Purchase Agreement dated as of April 3, 1997 between FMI and Mr. Snider relating to the purchase of the business of FMI and a counterclaim filed by Mr. Snider seeking, among other things, payments allegedly due from the Company under a promissory note.

Pursuant to the terms of the Settlement Agreement, the Company made a $100,000 cash payment to Mr. Snider on March 9, 1999 and the parties executed mutual general releases dismissing any and all claims between them. In addition, the Settlement Agreement provides a right of first refusal in favor of the Company with respect to certain shares of the Company's Common Stock, beneficially owned by Mr. Snider. Concurrently with the execution of the Settlement Agreement, the Company and Mr. Snider entered into a consulting agreement pursuant to which Mr. Snider would perform certain consulting, advisory and related services as the Company may reasonably request from time to time between October 1, 1999 and October 1, 2002. In exchange for these services, the Company issued 42,860 shares of its Common Stock to Mr. Snider, which were held by an escrow agent. The Company has recorded these shares held in escrow at market value and as a reduction to stockholders' equity as of September 30, 1999.

On April 26, 2000, the escrow agent, as authorized by the Company released the 42,860 shares of the Company's Common Stock that were held in escrow to Mr. Snider. The Company recorded these securities at fair value until they were released from escrow at a market price of $16.00 per share or $685,760. The Company determined that the value of these securities exceeded the net realizable value of the underlying services to be received by $235,760. The Company has charged this excess amount to selling, general and administrative expenses during the fiscal year ended September 30, 2000. The Company was amortizing the realizable asset of $450,000 over the three-year period of service through September 30, 2002. At September 30, 2001, the Company determined that the services provided under the consulting agreement will no longer be requested and has written off the unamortized asset of $150,000 to selling, general and administrative expenses during the fiscal year ended September 30, 2001.

K. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its facilities under various operating leases that expire through October 2010. The Company has also entered into leasing agreements to lease various items of equipment.

Future minimum annual rentals under lease agreements at September 30, 2002 are as follows:

Fiscal Year
2003	$2,214,846
2004	739,570
2005	501,108
2006	262,367
2007	264,000
Thereafter	904,000

Total (not reduced by minimum sublease rentals of $177,116)	$4,885,891

Total rental expense including operating expenses and real estate taxes for operating leases amounted to $2,884,385, $2,727,286 and $2,157,506 for the fiscal years ended September 30, 2002, 2001 and 2000, respectively.

Certain of the facility leases contain escalation clauses, effective October 1, 1998 and rental expense has been recognized on a straight-line basis over the remaining lease term. At September 30, 2002 and 2001, deferred rent expense amounted to $135,622 and $175,700, respectively.

Letters of Credit

The Company utilizes a standby letter of credit to satisfy security deposit requirements. This letter of credit is irrevocable and has a one-year renewable term. Outstanding standby letters of credit as of September 30, 2002 and 2001 was $70,000. The Company is required to pledge cash as collateral on these outstanding letters of credit. As of September 30, 2002 and 2001, the cash pledged as collateral for these letters of credit was $68,467 and $66,916, respectively, and is included in cash and cash equivalents on the balance sheet.

Line of Credit Fees

In connection with the loan agreement entered into on September 13, 2002, the Company is committed to the following fees: (1) $1,500 ($750 when not borrowing) per month; (2) an unused line fee in an amount equal to 0.50% per annum on the difference between $5 million and the average daily principal balance of the loans outstanding during the month; and (3) a termination fee in the amount equal to (i) $50,000 if a Cancellation Event, as defined, occurs on or before March 13, 2003 or (ii) $25,000 if a Cancellation Event occurs after March 13, 2003 but prior to September 12, 2003.

Royalty Agreements

In connection with the purchase of certain intellectual property, equipment and other assets from Sipex Corporation ("Sipex") on September 27, 2002, Sipex will receive royalty payments of up to $183,500 based on cash receipts from existing backlog and between $400,000 and $1,050,000 from cash receipts from new business of Sipex products by the Company for the subsequent three years.

Employment Agreements

The Company has employment agreements with certain employees that provide severance payments and accelerated vesting of options upon termination of employment under certain circumstances or a change of control, as defined. As of September 30, 2002, the Company's potential minimum obligation to these employees was approximately $1,265,000.

Litigation

From time to time, the Company is a party to routine litigation and proceedings in the ordinary course of business. The Company is not aware of any current or pending litigation to which the Company is or may be a party that the Company believes could materially adversely affect the Company's results of operations or financial condition or net cash flows.

L. EMPLOYEE BENEFIT PLAN

The Company offers a 401(k) Employee Benefit Plan (the "Plan"). Under the Plan, any regular employee, as defined by the Plan, who has completed six months of service and has attained the age of 21 years is eligible to participate. Under the terms of the Plan, an employee may defer up to 15% of his or her compensation through contributions to the Plan. During 1999, the Company extended the Plan to its wholly-owned U.S. subsidiaries. During 2002, the Company amended the Plan to, among other things, (1) allow any employee to be eligible to participate on his or her hire date; (2) allow an employee to defer up to 100% of his or her compensation, as limited under IRC Section 402(g), through contributions to the Plan; (3) increase the Company's match to 100% in the Company's common stock up to the first 6% of an employee's pay that he or she contributes to the Plan; and (4) make matching contributions in the Company's common stock which will be 100% vested. The match contribution will be determined in dollars and converted to shares of the Company's common stock using the share price of the last business day of each calendar quarter. The Company recorded matching contributions to the Plan of $772,068, $398,281 and $366,264 during the fiscal years ended September 30, 2002, 2001 and 2000, respectively. During 2002, the Company issued 202,049 shares of the Company's common stock valued at $423,091 as matching contributions to the Plan.

M. INCOME TAXES

The provision for income taxes consists of the following:

	For the Years Ended September 30,
	2002	2001	2000
Current payable:
Federal	-	-	$(14,699)
State	-	-	-
Foreign	-	-	14,699

	-	-	-
Deferred tax expense/(benefit):
Federal	$(6,097,603)	$(4,748,257)	$(2,962,183)
Foreign	-	(250,953)	-
State	(1,870,065)	(1,465,988)	(890,122)
Change in valuation allowance	7,967,668	6,465,198	3,852,305

	-	-	-

	-	-	-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of September 30, 2002 and 2001, the components of the net deferred tax assets/(liabilities) are as follows:

	2002	2001
Federal net operating loss	$20,763,994	$15,695,932
State net operating loss, net of federal benefit	3,825,551	2,865,093
Credits	771,861	572,646
Depreciation	(1,231,734)	(613,991)
Warrants to purchase common stock	625,474	410,235
Write-down of investment in Beacon Power Corporation	580,970	-
Net unrealized gains (losses) on securities available for sale	825,368	(1,837,412)
Other	2,931,366	1,369,897
Valuation allowance	(29,092,850)	(18,462,400)

Net deferred income taxes	-	-

A valuation allowance against the recoverability of net deferred tax assets has been established because more likely than not the Company will not be able to utilize certain deferred tax assets in future years. The Company has offset certain deferred tax liabilities with deferred tax assets which are expected to generate offsetting deductions within the same periods. The recognition of a portion of the valuation allowance on the deferred tax asset related to the net unrealized loss on the available for sale securities will subsequently be applied directly to other comprehensive income

The provision for income taxes differs from the federal statutory rate due to the following:

	For the Years Ended September 30,
	2001	2000	1999
Tax at statutory rate	(34.0)%	(34.0)%	(34.0)%
State taxes, net of federal benefit	(6.3)	(4.3)	(6.2)
Other	(0.7)	9.3	1.6
Change in valuation allowance	41.0	29.0	38.6

Effective tax rate	-%	-%	-%

At September 30, 2002, the Company had net operating loss carry-forwards of approximately $61,000,000 and $44,000,000 for federal and state income tax purposes, respectively. The federal net operating losses expire beginning September 30, 2007 through 2022. The state net operating losses will expire beginning September 30, 2003 through 2007. The use of these losses may be limited due to ownership change limitations under Section 382 of the Internal Revenue Code.

N. STOCKHOLDERS' EQUITY

Investment from Mechanical Technology Incorporated

On October 21, 1999, the Company received a $7,070,000 investment from Mechanical Technology Incorporated ("MTI"). In consideration for MTI's investment, MTI received 1,030,000 shares of the Company's Common Stock at a discounted price of approximately $6.80 per share, and warrants to purchase an additional 100,000 shares of the Company's Common Stock at an exercise price of $8.80 per share and an expiration date four years from the date of issuance. MTI funded $2,570,000 of its investment in the Company on October 21, 1999 and received 370,800 of the 1,030,000 shares of the Company's Common Stock and a warrant to purchase 36,000 of the 100,000 shares of the Company's Common Stock. MTI made the remaining investment on January 31, 2000 of $4,500,000 and received the remaining 659,200 shares of the Company's Common Stock and a warrant to purchase the remaining 64,000 shares of the Company's Common Stock. The Company incurred approximately $95,000 of legal, accounting, consultation and filing fees in connection with this transaction. The Company has valued the warrants issued to MTI on October 21, 1999 and January 31, 2000, at $231,912 and $1,273,509, respectively, using the Black-Scholes option-pricing model.

In addition, the Company received a warrant to purchase 108,000 shares of MTI's common stock on October 21, 1999 and a warrant to purchase 192,000 shares of MTI's common stock on January 31, 2000 at exercise prices of $12.56 per share, as adjusted to reflect a 3:1 stock split in April 2000, and expiration dates four years from the date of issuance. The Company has valued the warrant received on October 21, 1999 and January 31, 2000 at $568,553 and $2,926,885, respectively, using the Black-Scholes option-pricing model, and has recorded the warrants as an asset and additional paid in capital. In accordance with EITF No. 96-11, Accounting for Forward Contracts and Purchased Options to Acquire Securities Covered by FASB Statement No. 115, options that are entered into to purchase securities that will be accounted for under SFAS No. 115 should, at inception, be designated as held-to-maturity, available-for-sale, or trading and accounted for in a manner consistent with the accounting prescribed by SFAS No. 115 for that category of securities. The Company has designated that the securities to be purchased under the warrant agreement will be available-for-sale securities and, therefore, the Company has marked to market the fair value of the warrants at each reporting period date and has recorded any unrealized gains and losses as a component of accumulated other comprehensive loss included in stockholders' equity. At September 30, 2000, the warrants have an unrealized loss of $1,021,725, which is included in accumulated other comprehensive loss included in stockholders' equity.

On October 1, 2000, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes a new model for accounting for derivatives and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair value. Upon adoption of SFAS No. 133, the Company recorded the $1,024,725 unrealized loss on its investment in warrants to purchase MTI's common stock in its results of operations as a cumulative effect of a change in accounting principle to reflect the impact of adopting this accounting standard on October 1, 2000. As of September 30, 2002 and 2001, the warrants to purchase MTI's common stock have a fair value of $1,623 and $375,479, respectively, using the Black-Scholes option-pricing model. During the fiscal year ended September 30, 2002 and 2001, the Company recorded a unrealized loss in its statement of operations on the warrants to purchase MTI's common stock of $373,856 and $2,098,234, respectively.

Stock Options

Under the Company's 1992, 1994, 1996, 1998, 1999, 2000 and 2002 Stock Option Plans (collectively, the "Plans"), both qualified and non-qualified stock options may be granted to certain officers, employees, directors and consultants to purchase up to 5,250,000 shares of the Company's Common Stock. At September 30, 2002, 4,452,344 of the 5,250,000 stock options available for grant under the Plans have been granted.

The Plans are subject to the following provisions:

The aggregate fair market value (determined as of the date the option is granted) of the Company's Common Stock that any employee may purchase in any calendar year pursuant to the exercise of qualified options may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of a qualified option to him or her, more than 10% of the total combined voting power of all classes of stock of the Company shall be eligible to receive any qualified options under the Plans unless the option price is at least 110% of the fair market value of the Company's Common Stock subject to the option, determined on the date of grant. Non-qualified options are not subject to this limitation.

Qualified options are issued only to employees of the Company, while non-qualified options may be issued to non-employee directors, consultants and others, as well as to employees of the Company. Options granted under the Plans may not be granted with an exercise price less than 100% of fair value of the Company's Common Stock, as determined by the Board of Directors on the grant date.

Options under the Plans must be granted within 10 years from the effective date of the Plan. Qualified options granted under the Plans cannot be exercised more than 10 years from the date of grant, except that qualified options issued to 10% or greater stockholders are limited to five-year terms. All options granted under the Plans provide for the payment of the Company's exercise price in cash, or by delivery to the Company of shares of the Company's Common Stock already owned by the optionee having fair market value equal to the exercise price of the options being exercised, or by a combination of such methods of payment. Generally, the options vest and become exercisable ratably over a four-year period.

The Plans contain antidilutive provisions authorizing appropriate adjustments in certain circumstances. Shares of the Company's Common Stock subject to options that expire without being exercised or that are canceled as a result of the cessation of employment are available for further grants.

A summary of the status of the Company's stock options as of September 30, 2002, 2001 and 2000 and changes for the fiscal years then ended are presented below.

2002	2001	2000
Number of Shares	Weighted Average Price	Number of Shares	Weighted Average Price	Number of Shares	Weighted Average Price
Outstanding at beginning of year	2,708,073	$11.59	1,877,105	$11.89	1,851,227	$8.06
Granted	1,147,500	4.62	1,172,600	10.93	820,050	16.62
Exercised	-	-	(88,484)	7.65	(701,774)	7.84
Canceled	(563,158)	12.10	(253,148)	12.07	(92,398)	7.83

Outstanding at end of year	3,292,415	$9.08	2,708,073	$11.59	1,877,105	$11.89

Options exercisable at year-end	1,470,116	$10.17	896,330	$11.13	463,764	$9.26

The following table summarizes information about stock options outstanding as of September 30, 2002.

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.13-$3.48	369,000	9.54	$3.16	71,000	$3.48
$5.00-$6.38	922,225	8.42	5.42	296,475	5.68
$8.05-$10.50	988,540	6.91	8.85	560,165	8.78
$10.56-$13.38	600,800	7.23	11.98	310,925	11.75
$13.81-$20.63	370,850	7.55	17.56	202,926	17.55
$27.06-$31.25	41,000	7.82	30.99	28,625	31.16

	3,292,415	7.77	$9.08	1,470,116	$10.17

At September 30, 2002, an additional 797,656 shares were available under the Plans for future grants.

During 1999, the Company granted fully vested and immediately exercisable options to purchase 755,000 shares of the Company's Common Stock to consultants at exercise prices ranging from $5.75 to $10.00 per share, of which 300,000 stock options were granted outside of the Plans. The Company has recorded the fair value of the options, as determined by the Black-Scholes option-pricing model, of $2,152,277, to selling, general and administrative expenses during the fiscal year ended September 30, 1999. As of September 30, 1999, options to purchase 450,000 shares at an exercise price of $7.00 per share were exercised. As of September 30, 1999, the Company received $1,333,333 of cash on these exercises and the remaining amount due from the stockholders is classified within stockholders' equity as amounts receivable from exercise of stock options. As of September 30, 2001, options to purchase 750,000 shares at exercise prices ranging from $5.75 to $10.00 per share have been exercised. As of September 30, 2001, the Company has received full payment on these exercises.

During 2000, the Company granted 216,000 non-qualified stock options to employees at an exercise price of $17.56 per share outside of the Board approved Plans. As of September 30, 2002 and 2001, there were 41,000 and 197,250, respectively, options outstanding, which are included in the above table. As of September 30, 2002, an additional 175,000 shares were available outside of the Board approved Plans for future grants.

Warrants

On August 25, 1999, in connection with the $8 million private placement of 8,000 shares of the Company's Series A Convertible Preferred Stock, $0.01 par value per share, with Brown Simpson Strategic Growth Funds (see Note O), the Company issued common stock warrants to purchase up to

120,000 and 675,000 shares of the Company's Common Stock at an exercise price of $7.80 and $8.54, respectively. These warrants expire on August 25, 2003. The Company has valued these warrants at $2,369,292, using the Black-Scholes option-pricing model. At September 30, 2000, 18,000 shares of the Company's Common Stock had been purchased at an exercise price of $7.80 per share. On May 25, 2001, the Company issued 675,000 shares of its Common Stock in connection with the exercise of the warrant to purchase 675,000 shares of the Company's Common Stock at an exercise price of $8.54 per share. The aggregate gross proceeds to the Company as a result of the warrant exercised were $5,764,500. H.C. Wainwright & Co., Inc. received a commission of $230,580 upon the exercise of these warrants. In connection with the warrant exercise, the Company issued a new warrant to purchase 438,750 shares of the Company's Common Stock at an exercise price of $16.70 per share. The new warrant has a term of three years. The Company has valued this new warrant at $4,942,508 using the Black-Scholes option-pricing model and has designated the warrant as an equity instrument in accordance with EITF 00-19. At September 30, 2001, none of these warrants were exercised. On June 1, 2001, the Company issued 102,000 shares of its Common Stock in connection with the exercise of a warrant to purchase the Company's Common Stock at an exercise price of $7.80 per share. The aggregate gross proceeds to the Company as a result of the warrants exercised were $795,600. In connection with the warrant exercises, the Company issued new warrants to purchase 66,300 shares of the Company's Common Stock at an exercise price of $16.70 per share. The new warrants have a term of three years. The Company has valued these new warrants at $707,036 using the Black-Scholes option-pricing model and has designated the warrant as an equity instrument in accordance with EITF 00-19. At September 30, 2002, none of these warrants were exercised.

On October 21, 1999, in connection with an investment by MTI, the Company issued a warrant to purchase up to 36,000 shares of the Company's Common Stock at an exercise price of $8.80 per share. On November 26, 2001, pursuant to the antidilutive provisions of this warrant, the Company adjusted the exercise price to $7.84 per share to reflect the effect of the distribution of the 5,000,000 shares of Beacon Power's common stock to its stockholders. This warrant expires on October 21, 2003. On January 31, 2000, in connection with a second closing of this investment, the Company issued an additional warrant to purchase up to 64,000 shares of the Company's Common Stock at an exercise price of $8.80 per share. On November 26, 2001, pursuant to the antidilutive provisions of this warrant, the Company adjusted the exercise price to $7.84 per share to reflect the effect of the distribution of the 5,000,000 shares of Beacon Power's common stock to its stockholders. This warrant expires on January 31, 2004. The Company valued the warrants issued to MTI on October 12, 1999 and January 31, 2000 at $231,912 and $1,273,509, respectively, using the Black-Scholes option-pricing model. At September 30, 2001, none of these warrants had been exercised. At September 30, 2001, the Company valued these warrants at $234,699 and had designated the warrants as a liability in accordance with EITF 00-19, as a result of the warrant holders having rights that rank higher than those of common stockholders. Effective December 28, 2001, the Company amended these warrants, removing the provisions providing the warrant holders with right that rank higher than those of common stockholders. As a result of the amendment, these warrants meet the criteria of equity instruments in accordance with EITF 00-19 and, therefore, the Company reclassified the value of these warrants to equity from liabilities.

On November 16, 1999, in connection with the acquisition of certain intellectual property, equipment and other assets from Northrop Grumman Corporation, the Company issued a warrant to purchase up to 100,000 shares of the Company's Common Stock at an exercise price of $9.725 per share. The Company has valued this warrant at $631,000 using the Black-Scholes option-pricing model and has designated the warrant as an equity instrument in accordance with EITF 00-19. As of September 30, 2002, all of this warrant had been exercised.

On February 4, 2000, the Company issued to Northrop Grumman Corporation an additional warrant to purchase up to 100,000 shares of the Company's Common Stock at an exercise price of $9.725 per share. This warrant was exercisable upon the occurrence of certain defined events. This warrant expires on December 31, 2006, but since these conditions were not met, this warrant is no longer exercisable.

On August 23, 2002, in connection with the Investment Banking Agreement with J.P. Turner & Company, LLC, the Company issued a warrant to purchase up to 250,000 shares of the Company's Common Stock at an exercise price of $1.75 per share and vests in four equal installments. This warrant expires on August 23, 2005. The Company has valued this warrant at $299,925 using the Black-Scholes option-pricing model and has designated the warrant as an equity instrument in accordance with EITF 00-19. At September 30, 2002, none of these warrants were exercised.

On September 13, 2002, in connection with the Loan and Security Agreement between the Company and Silicon Valley Bank, the Company issued a warrant to purchase up to 181,951 shares of the Company's Common Stock at an exercise price of $1.374 per share. This warrant expires on September 13, 2007. The Company has valued this warrant at $210,895 using the Black-Scholes option-pricing model and has designated the warrant as an equity instrument in accordance with EITF 00-19. At September 30, 2002, none of these warrants were exercised.

A summary of the status of the Company's warrants as of September 30, 2002, 2001 and 2000 and the changes for the fiscal years then ended are presented below.

2002	2001	2000
Number of Shares	Weighted Average Price	Number of Shares	Weighted Average Price	Number of Shares	Weighted Average Price
Outstanding at beginning of year	705,050	$14.45	977,000	$8.48	926,063	$8.82
Granted	431,951	1.59	505,050	16.70	300,000	9.10
Exercised	-	-	(675,000)	8.50	(118,000)	9.43
Canceled	(100,000)	9.73	(102,000)	7.80	(131,063)	11.43

Outstanding at end of year	1,037,001	$9.55	705,050	$14.45	977,000	$8.48

Stock-based Compensation

During 2001, the Company accelerated the vesting schedule of a stock option award in connection with an employee termination and recorded a charge of $111,250 to selling, general and administrative expenses, based on the intrinsic value of the stock options.

Had compensation cost for the Company's stock-based compensation been determined based on fair value at the grant dates as calculated in accordance with SFAS No. 123, the Company's net loss and loss per share for the fiscal years ended September 30, 2002, 2001 and 2000 would have been increased to the pro forma amounts indicated below:

	2002			2001		2000
	Net Loss Attributable To Common Stockholders	Loss Per Common Share	Net Loss Attributable To Common Stockholders		Loss Per Common Share	Net Loss Attributable To Common Stockholders	Loss Per Common Share
As reported	$(20,760,598)	$(1.25)	$(24,264,423)	$(1.65)	$(13,047,033)	$(1.03)
Pro forma	$(25,654,880)	$(1.55)	$(29,257,543)	$(1.99)	$(17,092,280)	$(1.35)

The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to 1996 and additional awards in future years are anticipated.

The fair value of each stock option is estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions: an expected life of seven years, expected volatility ranging from 86.0% to 114.4%, no dividends, and risk-free interest rate ranging from 4.00% to 4.50% for the fiscal year ended September 30, 2002; an expected life of seven years, expected volatility ranging from 96.6% to 125.0%, no dividends, and risk-free interest rate ranging from 4.50% to 5.87% for the fiscal year ended September 30, 2001; and an expected life of seven years, expected volatility ranging from 80.1% to 112.3%, no dividends, and risk-free interest rate of 6.17% for the fiscal year ended September 30, 2000. The weighted average price of the fair value of options granted for the fiscal years ended September 30, 2002, 2001 and 2000 are $3.62, $9.64 and $14.05, respectively.

In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25." This interpretation clarifies the application of APB Opinion No. 25, including (a) the definition of employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. The Interpretation is effective July 1, 2000, and the effects of applying the Interpretation are recognized on a prospective basis. The adoption of this Interpretation did not have a material impact on the Company's financial condition or results of operations.

Common Stock Offering

On October 30, 2000, the Company filed for a public offering of its Common Stock. In connection with this offering, the Company incurred $1,325,606 of equity financing costs as of March 31, 2001. On April 25, 2001, the Company announced that it would not proceed with this public offering and the Company filed an amendment to the registration statement it initially filed, converting the filing to a shelf registration statement. Accordingly, the Company has expensed the $1,325,606 costs incurred associated with the initial registration statement. On June 1, 2001, the Company completed its shelf registration statement and incurred an additional $95,021 in expenses in connection with the shelf registration statement and has expensed these costs as incurred during the three months ended June 30, 2001.

On June 6, 2001, the Company issued 1,464,928 shares of its Common Stock at a price of $12.125 per share for gross proceeds of $17,762,252. The Company incurred issuance costs of $671,679 related to this transaction.

O. PREFERRED STOCK

The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock"). The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions.

On August 25, 1999, the Company completed an $8 million private placement of 8,000 shares of its Series A Redeemable Convertible Preferred Stock, $0.01 par value per share (the "Series A Preferred Stock"), with Brown Simpson Strategic Growth Funds ("Brown Simpson"). The Series A Preferred Stock was convertible into 1,025,641 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock").

In connection with the transaction, Brown Simpson also received warrants to purchase up to 675,000 fully vested and immediately exercisable additional shares of Common Stock at $8.54 per share (the "Brown Simpson Warrants"). The Brown Simpson Warrants expire on August 25, 2003. The Company has valued these warrants at $1,818,558 based on the fair value of these warrants, as determined by the Black-Scholes option-pricing model, and has recorded this amount as a discount to the Preferred Stock. In addition, the Company incurred direct costs of $1,338,234 in connection with this preferred stock offering which have also been recorded as a discount to the Series A Preferred Stock.

H.C. Wainwright & Co., Inc. ("H.C. Wainwright") served as placement agent for the transaction and received a commission of $560,000 and warrants to purchase 120,000 shares of the Company's

Common Stock at $7.80 per share. These warrants expire on August 25, 2003. H.C. Wainwright will also receive a future fee in the amount of 4% of any monies received by the Company upon the exercise of the Brown Simpson Warrants. The Company has recorded the fair value of these warrants, as determined by the Black-Scholes option-pricing model, of $550,734 as a discount to the Series A Preferred Stock.

The Company valued the Series A Preferred Stock at issuance to be $4,843,208 based on the relative fair market values of the financial instruments issued in connection with this placement and net of offering costs. The Company was accreting the carrying value of the preferred stock to its redemption value of $8,000,000 at August 25, 2003, using the effective interest method.

On March 7, 2000, the preferred stockholders elected to convert all 8,000 shares of the Series A Preferred Stock into 1,025,641 shares of the Company's Common Stock, which resulted in the accretion of an additional $3,105,888 of the discount on the redeemable preferred stock during the fiscal year ended September 30, 2000.

In November 2000, the Emerging Issues Task Force issued EITF 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments," which provides guidance on the calculation of a beneficial conversion feature on a convertible instrument. Based upon the guidance provided in EITF 00-27, the Company has determined that the redeemable preferred stock issued in August 1999 and converted into the Company's Common Stock in March 2000 had a beneficial conversion feature of $1,940,798. Under the guidance of EITF 00-27, the Company is required to record the beneficial conversion feature of $1,940,798 as a cumulative effect of a change in accounting principle upon adoption during the fiscal year ended September 30, 2001.

P. SIGNIFICANT CUSTOMERS

Significant customers, defined as those customers that account for 10% or more of total net revenue in a fiscal year or 10% or more of accounts receivable and unbilled contract costs and fees at the end of a fiscal year, were as follows:

	Percentage of Total Revenue Year Ended September 30,				Percentage of Accounts Receivable and Unbilled Contract Costs and Fees at September 30,
Customer
2002		2001	2000	2002	2001
U.S. government:
U.S. Department of Defense *	*	*	*		*
U.S. Department of Energy *	*		11.5% *		*
Applied Materials *		*	10.6%	*	*
General Atomics	12.0%	*	*	15.3%	*

*

Less than 10%

Q. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Non-Cash Investing and Financing Activities

	Year Ended September 30,
	2002	2001	2000
Accretion of redeemable convertible preferred stock discount	-	$1,940,798	$3,105,888
Acquisition of equipment under capital leases	-	$324,143	-
Contingent obligation to Class D preferred stockholders of Beacon Power Corporation	-	$(5,793,879)	$484,764
Conversion of redeemable convertible preferred stock to common stock	-	-	$8,000,000
Common stock held in escrow issued in connection with settlement agreement	-	-	-
Valuation adjustment for common stock held in escrow	-	-	$257,160
Warrants issued in connection with MTI investment	-	-	$1,505,421
MTI warrant received in connection with MTI investment	-	-	$3,495,438
Valuation adjustment for warrants to purchase common stock	$(560,927)	$(1,896,798)	$(1,021,725)
Net gain on investment in Beacon Power Corporation	-	$10,779,224	-
Contingent obligation to common stock warrant holders	$(42,251)	$234,699	-
Retirement of treasury shares	-	$(249,704)	-
Distribution of Beacon Power Corporation common stock	-	$(2,963,240)	-
Change in unrealized gain (loss) on marketable securities	$(26,367)	$26,367	-
Change in unrealized gain (loss) on Beacon Power Corporation common stock	$(6,352,979)	-	-
Write-down of investment in Beacon Power Corporation	$(1,400,000)	-	-

Net cash paid for the acquisitions of Ling Electronics, Inc., certain intellectual property, equipment and other assets from Northrop Grumman Corporation, Inverpower Controls Ltd. and certain intellectual property, equipment and other assets from Sipex Corporation was as follows:

	Year Ended September 30,
	2002	2001	2000
Fair value of assets acquired	$416,747	$3,126,638	$11,200,265
Cost in excess of net assets of companies acquired, net	-	2,695,992	3,754,910
Liabilities assumed, including transaction costs	(416,747)	(1,805,030)	(2,476,383)
Fair value of common stock issued	-	(3,917,600)	(12,408,792)

Cash paid	-	$100,000	$70,000
Less: Cash acquired	-	(310,427)	(45,946)

Net cash (received) paid for the acquisitions	-	$(210,427)	$24,054

Interest and Income Taxes Paid

Cash paid for interest and income taxes was as follows:

	For the Years Ended September 30,
	2002	2001	2000
Interest	$159,745	$104,994	$3,176
Income taxes	-	-	-

R. ACQUISITIONS

Ling Electronics, Inc.

On October 21, 1999, the Company acquired Ling Electronics, Inc. and Ling Electronics, Ltd. (collectively, "Ling Electronics") from MTI. In consideration for the acquisition of Ling Electronics, MTI received $70,000 and 770,000 shares of the Company's Common Stock valued at $9.8438 per share or $7,579,726. In addition, the Company incurred approximately $177,000 of legal, accounting, consultation and filing fees as a cost of this transaction. The purchase price of the acquisition has been allocated as follows:

Cash and cash equivalents	$45,946
Accounts receivable	1,937,023
Inventory	3,127,991
Prepaid expenses and other assets	260,239
Property and equipment	250,000
Goodwill	3,754,910
Accounts payable	(641,687)
Accrued payroll and payroll related expenses	(334,129)
Deferred revenue	(13,500)
Other accrued expenses	(560,437)

$7,826,356

The following unaudited pro forma financial information combines SatCon and Ling's results of operations as if the acquisition had taken place on October 1, 1998. The pro forma results are not necessarily indicative of what the results of operations actually would have been if the transaction had occurred on the applicable dates indicated and are not intended to be indicative of future results of operations.

	Year Ended September 30,
	2000	1999
	(unaudited)
Revenue	$31,194,618	$23,849,881
Operating loss	$(9,822,203)	$(11,316,689)
Net loss	$(10,260,029)	$(15,881,125)
Net loss attributable to common stockholders	$(13,365,917)	$(15,932,029)
Net loss per share, basic and diluted	$(1.06)	$(1.60)

Northrop Grumman Corporation

On November 16, 1999, the Company purchased certain intellectual property, equipment and other assets from Northrop Grumman Corporation ("NGC"). These assets were used by NGC in connection with its power electronics product business. The Company is amortizing the purchase price allocated to completed technology on a straight-line basis over a 10-year period. The Company is depreciating the purchase price allocated to property and equipment on a straight-line basis over a 10-year period. The Company also entered into (i) a sublease with NGC pursuant to which it agreed to a five-year sublease for approximately 14,863 square feet of rentable space in the Baltimore, Maryland area and (ii) a three-year Transition Services Agreement providing the Company access to certain test facilities and personnel of NGC on a fee basis. In consideration for these foregoing assets and agreements, NGC received 578,761 shares of the Company's Common Stock valued at $8.3438 per share or $4,829,066. In addition, the Company issued to NGC a warrant to purchase an additional 100,000 shares of the Company's Common Stock at an exercise price of $9.725 per share. The Company has recorded the fair value of this warrant, as determined by the Black-Scholes option-pricing model, of approximately $631,000 and approximately $119,000 of legal, accounting, consultation and filing fees as a cost of this transaction. On February 4, 2000, the Company issued to NGC an additional warrant to purchase 100,000 shares of the Company's Common Stock at an exercise price of $9.725 per share. This warrant is exercisable upon the occurrence of certain defined events, none of which had occurred as of September 30, 2000. The purchase price of the asset purchase has been allocated as follows:

Inventory		$1,206,000
Property and equipment		1,091,643
Intangibles:
Completed technology	$3,142,882
Transition services agreement	101,542
Favorable lease	36,999

Total intangibles		3,281,423

		$5,579,066

The pro forma financial information has not been presented, as this transaction is the purchase of assets rather than as a business combination. The Company has determined that this transaction was the acquisition of assets and not the acquisition of a business as this business ceased operations more than 12 months prior to this acquisition of assets, the Company did not acquire facilities, employees or customer base and there is not sufficient continuity of the acquired entity's operations prior to and after the transaction.

For the fiscal year ended September 30, 2002, 2001 and 2000, the Company recognized $603,303, $239,532 and $413,991, respectively, of revenue, primarily related to funded research and development arrangements, from NGC. At September 30, 2002 and 2001, the Company had $61,711 and $64,437, respectively, of accounts receivable and unbilled contract costs and fees from NGC.

Inverpower Controls Ltd.

On July 13, 2001, the Company acquired substantially all of the assets and assumed certain liabilities of Inverpower Controls Ltd., a corporation based in Burlington, Ontario, Canada ("Inverpower"). Inverpower is a manufacturer of power electronics modules and advanced high-speed digital controls for use in industrial power-supply, power conversion and power quality systems. As a result of this acquisition, SatCon has the ability to expand its product lines into higher power ranges and provide broader market opportunities for its power technologies. The acquired assets, including plant, equipment and other physical property, were used by Inverpower in connection with its power electronics and controls business.

In consideration for the acquisition of Inverpower, SatCon paid $100,000 in cash and issued 400,000 shares of its Common Stock, $0.01 par value per share.

The aggregate purchase price of $4,351,160 consists of $100,000 of cash, Common Stock valued at $3,917,600 and transaction costs of $333,560 and has been allocated as follows:

Current assets	$2,425,865
Fixed assets and other long term assets	440,773
Developed technology	260,000
Goodwill	2,695,992
Liabilities assumed	(1,471,470)

Total	$4,351,160

The unaudited pro forma information combines (1) the historical statement of operations of SatCon for the fiscal year ended September 30, 2001 and the historical statement of operations of Inverpower for the period August 1, 2000 to July 13, 2001 and (2) the historical statement of operations of SatCon for the fiscal year ended September 30, 2000 and the historical statement of operations of Inverpower for the fiscal year ended July 31, 2000. All financial information for Inverpower is presented in U.S. dollars and is presented in accordance with accounting principles generally accepted in the United States.

	Year Ended September 30, 2001 (Unaudited)
	SatCon Historical	Inverpower Historical	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Product revenue	$30,779,861	$3,824,000	$-		$34,603,861
Funded research and development and other revenue	10,904,375	-	-		10,904,375

Total revenue	41,684,236	3,824,000	-		45,508,236

Operating costs and expenses:
Cost of product revenue	27,827,909	4,215,000	-		32,042,909
Research and development and other revenue expenses:
Funded research and development revenue	7,445,625	-	-		7,445,625
Unfunded research and development expenses	6,228,901	1,412,000	-		7,640,901

Total research and development and other revenue expenses	13,674,526	1,412,000	-		15,086,526
Selling, general and administrative expenses	13,593,197	1,642,000	-		15,235,197
Write-off of public offering costs	1,420,627	-	-		1,420,627
Amortization of goodwill	638,864	-	-		638,864
Amortization of intangibles	723,501	134,000	(84,000	)(1)	773,501

Total operating expenses	57,878,624	7,403,000	(84,000)		65,197,624

Operating loss	(16,194,388)	(3,579,000)	84,000		(19,689,388)
Other loss	(1,480,190)	(81,000)	-		(1,561,190)
Interest income	688,593	28,000	-		716,593
Interest expense	(104,994)	(1,035,000)	-		(1,139,994)

Net loss before equity loss from Beacon Power Corporation and cumulative effect of changes in accounting principles	(17,090,979)	(4,667,000)	84,000		(21,673,979)
Equity loss from Beacon Power Corporation	(5,065,034)	-	-		(5,065,034)

Net loss before cumulative effect of changes in accounting principles	(22,156,013)	(4,667,000)	84,000		(26,739,013)
Cumulative effect of changes in accounting principles	(167,612)	-	-		(167,612)

Net loss	$(22,323,625)	$(4,667,000)	$84,000		$(26,906,625)

Cumulative effect of change in accounting principle	(1,940,798)	-	-		(1,940,798)

Net loss attributable to common stockholders	$(24,264,423)	$(4,667,000)	$84,000		$(28,847,423)

Net loss before cumulative effect of changes in accounting principles per weighted average share, basic and diluted	$(1.51)				$(1.78)
Cumulative effect of changes in accounting principles per weighted average share, basic and diluted	(0.14)				(0.14)

Net loss per weighted average share, basic and diluted	$(1.65)				$(1.92)

Weighted average number of common shares, basic and diluted	14,665,683		316,667		14,982,350

	Year Ended September 30, 2000 (Unaudited)
	SatCon Historical	Inverpower Historical	Pro Forma Adjustments	Pro Forma Combined
Revenue:
Product revenue	$22,427,428	$7,870,000		$30,297,428
Funded research and development and other revenue	8,627,601	-		8,627,601

Total revenue	31,055,029	7,870,000	-	38,925,029

Operating costs and expenses:
Cost of product revenue	19,069,192	9,367,000		28,436,192
Research and development and other revenue expenses:
Funded research and development expense	6,847,439	-		6,847,439
Unfunded research and development and other revenue expenses	3,453,326	909,000		4,362,326

Total research and development and other revenue expenses	10,300,765	909,000	-	11,209,765
Selling, general and administrative expenses	9,969,580	2,500,000		12,469,580
Amortization of goodwill	609,855	-	-	609,855
Amortization of intangibles	607,635	43,000	9,000 (1)	659,635

Total operating costs and expenses	40,557,027	12,819,000	9,000	53,385,027

Operating loss	(9,501,998)	(4,949,000)	(9,000)	(14,459,998)
Other income, net	9,891	1,390,000		1,399,891
Interest income	453,631	39,000		492,631
Interest expense	(3,176)	(856,000)		(859,176)

Net loss before equity loss fron Beacon Power Corporation	(9,041,652)	(4,376,000)	(9,000)	(13,426,652)
Equity loss from Beacon Power Corporation	(899,493)	-		(899,493)

Net loss	(9,941,145)	(4,376,000)	(9,000)	(14,326,145)
Accretion of redeemable convertible preferred stock discount	(3,105,888)	-		(3,105,888)

Net loss attributable to common stockholders	$(13,047,033)	$(4,376,000)	$(9,000)	$(17,432,033)

Net loss per weighted average share, basic and diluted	$(1.03)			$(1.34)

Weighted average number of common shares, basic and diluted	12,629,822		400,000 (2)	13,029,822

The following is a summary of adjustments reflected in the unaudited pro forma combined consolidated statements of operations for the fiscal years ended September 30, 2001 and 2000:

(1)

Represents amortization of developed technology associated with the acquisition of Inverpower, which is being amortized on a straight-line basis over a 5-year period, or $50,000 for the period August 1, 2000 to July 13, 2001 and $52,000 for the fiscal years ended September 30, 2001 and 2000, net of the elimination of amortization expense related to certain assets not assumed in the acquisition. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not being amortized.

(2)
Pro forma loss per share has been computed using the weighted average shares of common stock outstanding adjusted for the issuance of 400,000 shares in connection with the acquisition.

Sipex Corporation

On September 27, 2002, the Company purchased certain intellectual property, equipment and other assets from Sipex Corporation ("Sipex"). These assets were used by Sipex in connection with its thin film and hybrid assembly business. In consideration for these foregoing asset, Sipex will receive royalty payments up to $183,500 based on cash receipts from existing backlog and between $400,000 and $1,050,000 from cash receipts from new business of Sipex products by the Company for the subsequent three years. The purchase price was determined based on the sum of (1) the present value of the minimum payments required under the purchase and sale agreement of $309,608 and (2) the royalty payments related to the backlog as of September 27, 2002 of $107,139. The Company has recorded these amounts as a liability and will accrete them by charging interest expense until paid. The Company will charge, to the extent of the liability established for that year, contingent payments against the liability. Payments in excess of that year's liability will be charged as a royalty expense in the statement of operations. The purchase price of the asset purchase has been allocated as follows:

Inventory	$330,708
Property and equipment	86,039

$416,747

The pro forma financial information has not been presented, as this transaction is the purchase of assets rather than a business combination.

S. LOSS PER SHARE

The following is the reconciliation of the numerators and denominators of the basic and diluted loss per share computations:

For the Years Ended September 30,
2002	2001	2000
Net loss attributable to common shareholders before cumulative effect of changes in accounting principles	$(20,760,598)	$(22,156,013)	$(13,047,033)
Cumulative effect of changes in accounting principles	-	(2,108,410)	-

Net loss attributable to common shareholders	$(20,760,598)	$(24,264,423)	$(13,047,033)

Basic and diluted:
Common shares outstanding, beginning of year	16,539,597	13,796,685	9,529,649
Weighted average common shares issued during the year	57,217	868,998	3,100,173

Weighted average shares outstanding-basic and diluted	16,596,814	14,665,683	12,629,822

Net loss attributable to common shareholders before cumulative effect of changes in accounting principles per weighted average share, basic and diluted	$(1.25)	$(1.51)	$(1.03)
Cumulative effect of changes in accounting principles per weighted average share, basic and diluted	-	(0.14)	-

Net loss attributable to common shareholders per weighted average share, basic and diluted	$(1.25)	$(1.65)	$(1.03)

For the fiscal years ended September 30, 2000, 44,500 common shares were excluded from common shares outstanding as they were held in treasury.

At September 30, 2002, 2001 and 2000, options and warrants to purchase 4,329,416, 3,418,123 and 2,854,105 shares of common stock, respectively, were excluded from the diluted weighted average common shares outstanding as their effect would be antidilutive.

T. SEGMENT DISCLOSURES

The Company's organizational structure is based on strategic business units that perform services and offer various products to the principal markets in which the Company's products are sold. These business units equate to three reportable segments: Applied Technology, Power Systems and Electronics.

The Company's Technology Center and its Electronic Power Products operation in Maryland perform research and development services in collaboration with third parties. The MagMotor Division, Ling Electronics and Advanced Fuel Cell Power products operations specialize in the engineering and manufacturing of power systems. Film Microelectronics, Inc designs and manufactures electronic products. The Company's principal operations and markets are located in the United States.

The accounting policies of each of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on revenue and profit and loss from operations, excluding the effects of the write-off of the public offering costs, amortization of goodwill and intangible assets associated with acquisitions and restructuring costs. Common costs not directly attributable to a particular segment are included in the Applied Technology segment. These costs include corporate costs such as executive and officer compensation, facility costs, legal, audit and tax and other professional fees and totaled $4,194,338 and $4,025,800 for the fiscal year ended September 30, 2002 and 2001, respectively.

The following is a summary of the Company's operations by operating segment:

	Year Ended September 30,
	2002	2001	2000
Applied Technology:
Product revenue	-	-	$31,486
Funded research and development and other revenue	$10,831,004	$10,904,375	8,627,601

Total revenue	$10,831,004	$10,904,375	$8,659,087

Loss from operations, net of amortization of goodwill and intangibles	$(3,798,256)	$(3,212,290)	$(3,838,907)

Power Systems:
Product revenue	$19,909,002	$20,163,556	$14,098,546

Loss from operations, net of amortization of goodwill and intangibles	$(12,924,594)	$(7,656,522)	$(1,559,792)

Electronics:
Product revenue	$10,889,653	$10,616,305	$8,297,396

Loss from operations, net of amortization of goodwill and intangibles	$(169,301)	$(2,542,584)	$(2,885,809)

Consolidated:
Product revenue	$30,798,655	$30,779,861	$22,427,428
Funded research and development and other revenue	10,831,004	10,904,375	8,627,601

Total revenue	$41,629,659	$41,684,236	$31,055,029

Loss from operations, net of amortization of goodwill and intangibles	$(16,892,151)	$(13,411,396)	$(8,284,508)
Write-off of public offering costs	-	(1,420,627)	-
Amortization of goodwill	-	(638,864)	(609,855)
Amortization of intangibles	(588,661)	(723,501)	(607,635)
Restructuring costs	(1,500,000)	-	-

Operating loss	(18,980,812)	(16,194,388)	(9,501,998)
Net realized gain on sale of marketable securities	16,956	-	-
Net unrealized loss on warrants to purchase common stock	(518,676)	(1,480,190)	-
Write-down of investment in Beacon Power Corporation	(1,400,000)	-	-
Other (loss) income	(10,000)	-	9,891
Interest income	291,679	688,593	453,631
Interest expense	(159,745)	(104,994)	(3,176)

Net loss before equity loss from Beacon Power Corporation and cumulative effect of changes in accounting principles	$(20,760,598)	$(17,090,979)	$(9,041,652)

Common assets not directly attributable to a particular segment are included in the Applied Technology segment. These assets include cash and cash equivalents, marketable securities, prepaid and other corporate assets and amounted to $3,009,770 and $21,024,038 at September 30, 2002 and 2001, respectively. The following is a summary of the Company's operations by operating segment:

	September 30,
	2002	2001
Applied Technology:
Segment assets	$9,876,954	$29,223,705
Power Systems:
Segment assets	22,504,958	21,835,106
Electronics:
Segment assets	9,162,220	9,987,749

Consolidated:
Segment assets	41,544,132	61,046,560
Investment in Beacon Power Corporation	800,005	7,152,984
Warrants to purchase common stock	15,988	576,915

Total assets	$42,360,125	$68,776,459

The Company operates and markets its services and products on a worldwide basis with its principal markets as follows:

Year Ended September 30,
2002	2001	2000
Revenue by geographic region based on location of customer:
United States	$34,450,326	$35,613,129	$27,701,844
Rest of world	7,179,333	6,071,107	3,353,185

Total revenue	$41,629,659	$41,684,236	$31,055,029

U. RESTRUCTURING COSTS

During April 2002, the Company commenced a restructuring plan designed to streamline its production base, improve efficiency and enhance its competitiveness and recorded a restructuring charge of $1.5 million. The restructuring charge includes approximately $655,000 for severance costs associated with the reduction of approximately 60 employees, or 17% of the work force. The reductions occurred in the following business segments: Applied Technology-9: Corporate-2; Electronics-16; and Power Systems-33. On a functional basis, the reductions were: manufacturing-45; research and development-4; and selling, general and administrative-11. As of September 30, 2002, the accrued restructuring costs amounts to $992,496. As of September 30, 2002, 56 employees have been terminated and the remaining 4 are expected to be terminated by March 2003. In addition, as of September 30, 2002, $507,504 of the severance has been paid and the remaining severance will be paid by March 2003. The balance of the restructuring charge relates to the closing of the Anaheim, CA facility. These costs include approximately $270,000 of cash charges primarily related to rent, real estate taxes and operating costs to be paid from October 1, 2002 through June 30, 2003, the remainder of the lease, and an estimated $350,000 of other cash charges for restoration and clean-up. As of September 30, 2002, no amounts have been paid nor charged against these amounts. In addition, approximately $225,000 of the restructuring charge relates to non-cash charges on assets to be disposed of. As of September 30, 2002, no assets have been disposed of nor have any amounts been charged against this amount. The Company anticipates the Anaheim, CA manufacturing facility will be closed during the second quarter of fiscal year 2003.

The following is a status of the Company's accrued restructuring costs and the changes for the periods then ended:

	At Inception of Restructuring Plan	Amounts Paid or Deductions	Balance September 30, 2002
Severance costs	$655,000	$(507,504)	$147,496
Facility costs	620,000	-	620,000
Equipment costs	225,000	-	225,000

Accrued restructuring costs	$1,500,000	$(507,504)	$992,496